EXHIBIT 99.1

CHINA NATURAL RESOURCES ANNOUNCES STRATEGIC ACQUISITION OF LITHIUM MINE IN ZIMBABWE

HONG KONG, February 28, 2023 – China Natural Resources Inc. (NASDAQ: CHNR) (the “Company” or “CHNR”) announced today that the Company has entered into a definitive agreement (the “Sale and Purchase Agreement”) with Feishang Group Limited and Top Pacific (China) Limited (together, the “Sellers”), and Mr. Li Feilie and Mr. Yao Yuguang, to acquire Williams Minerals (Pvt) Ltd (“Williams Minerals”), which owns the mining permit for a Zimbabwean lithium mine (the “Acquisition”). Feishang Group Limited (CHNR’s controlling shareholder) owns 70% of Williams Minerals and Top Pacific (China) Limited, a non-affiliate, owns the remaining 30%. Under the Sale and Purchase Agreement, it is expected that the Company will indirectly acquire all interests in Williams Minerals in the second fiscal quarter of 2023, and that the Company’s “ownership” (as defined in the Sale and Purchase Agreement) of the Zimbabwean lithium mine will vest cumulatively, region by region from 2024 through 2026, contingent upon the issuance of independent technical reports and the Company’s full settlement of the purchase consideration in cash and restricted shares. For each region of the lithium mine, until the Company’s ownership vests, the Sellers will maintain legal possession and control, including the right to exploration, sales of lithium, and the revenue derived therefrom, as well as liability for operational costs and third-party claims.

Subject to the terms and conditions of the Sale and Purchase Agreement, the Company plans to issue restricted shares as 50% of the consideration for the Acquisition, with the remaining 50% of the consideration comprised of a promissory note and/or cash, for maximum consideration of US$1.75 billion (3.5 million estimated tons of measured, indicated and inferred resources of lithium oxide (grade 1.06% or above in accordance with the standard under the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves) priced at US$500 per ton). The Company may issue restricted CHNR shares at a discount to the market price to secure a portion of the required capital. The Company will pay an aggregate of US$35 million by way of promissory notes and/or cash as a deposit if it chooses to proceed with the Acquisition after completion of due diligence, and an aggregate of US$140 million by way of promissory notes and/or cash as an initial installment.

Completion of the Acquisition is contingent upon the satisfaction of a number of conditions, including, among other things, financing, due diligence results, issuance of independent technical reports, and the Company’s cash and restricted share settlement of the total consideration. There is no guarantee that the Acquisition will close or be completed at the anticipated valuation and terms, or at all.

Mr. Wong Wah On Edward, Chairman of the Company, commented, “Lithium has become one of the most sought-after and highest appreciating minerals given its proven power advantages. At the same time, there is a significant supply shortage, which puts an even greater value on asset owners and mines. We hope to be able to leverage our mining expertise, sales and distribution platforms and balance sheet, as we continue to execute on our long-term business strategy.”

For more information about the Acquisition, please see the Report on Form 6-K furnished by CHNR with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2023.

This press release is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from the issuer and will contain detailed information about the company and management, as well as financial statements.

About China Natural Resources:

China Natural Resources, Inc. (NASDAQ: CHNR), a British Virgin Islands corporation, through its operating subsidiaries in the People’s Republic of China (the “PRC”), is currently engaged in the wastewater treatment industry in the PRC, and the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for nickel, lead, silver and other nonferrous metal, and is actively exploring further business opportunities in the healthcare sector, natural resources sector and other sectors.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to the ability to locate and execute on strategic opportunities; the impact of the rising commodity prices; the potential presence of minerals in the Zimbabwean lithium mine; the potential closing of the Acquisition; the vesting of ownership of the regions of the Zimbabwean mine and the timing thereof; the level of demand for lithium and other precious minerals; and the availability of internally generated funds and funds for the payment of operating expenses, capital expenditures and the Company’s growth strategy. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: uncertainties regarding the governmental, economic and political circumstances in the PRC; the impact on the Company’s financial position, growth potential and business from an investment in the natural resources sector generally and in the Zimbabwean lithium mine specifically; uncertainties related to the Company’s ability to identify potential partners or acquisition targets as it considers strategic alternatives; uncertainties related to the Company’s ability to settle in cash the consideration due in connection with this Acquisition; uncertainties associated with metal price volatility; uncertainties concerning the viability of mining and estimates of reserves at the Zimbabwean lithium mine; uncertainties associated with the issuance of and accuracy of the independent technical reports; uncertainties related to geopolitical events and conflicts, such as the conflict between Russia and Ukraine; uncertainties regarding the impact of the COVID-19 pandemic on domestic PRC and global economic conditions, demand for the mineral reserves that we may locate or extract, our workforce, whether due to illness or restrictions on movement, and on the price of our common shares; uncertainties related to possible future increases in operating expenses; the fluctuations of interest rates and foreign exchange rates; uncertainties related to the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to the political situation between the PRC and the United States; uncertainties regarding the ability of the Public Company Accounting Oversight Board to continue to fully inspect auditors located in the PRC and Hong Kong, the implementation by the SEC of more stringent disclosure and/or other requirements for companies located in the PRC or that have operations in the PRC that are listed on exchanges in the United States, and increasing regulation by PRC government agencies of companies located in the PRC but listed elsewhere; and other risks detailed from time to time in the Company’s filings with the SEC, including, without limitation, the information set forth in the Company’s Annual Reports on Form 20-F under the heading “Risk Factors.” When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

For more information, please contact:

David Pasquale

Global IR Partners

New York Office Phone: +1-914-337-8801 or CHNR@GlobalIRPartners.com